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                                                                      EXHIBIT 12





                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)



                                                             Nine Months Ended
                                                               September 30,

                                                             2000         1999
                                                          --------      --------
Earnings:
Net Income                                                $ 65,009      $ 49,341
Add:
  Income Taxes                                              22,487        23,869
  Amortization of Capitalized Interest                       1,731         1,748
                                                          --------      --------
  Additions to Net Income                                   24,218        25,617
                                                          --------      --------

Adjustments to Earnings for Fixed Charges:
  Interest and Other Financial Charges                      64,988        22,693
  Interest Factor Attributable to Rentals                    1,026         1,313
                                                          --------      --------
 Adjustments for Fixed Charges                              66,014        24,006
                                                          --------      --------
EARNINGS AS ADJUSTED                                      $155,241      $ 98,964
                                                          ========      ========

Fixed Charges:
  Fixed Charges above                                     $ 66,014      $ 24,006
  Capitalized Interest                                        --             314
                                                          --------      --------
TOTAL FIXED CHARGES                                       $ 66,014      $ 24,320
                                                          ========      ========


RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                                         2.35          4.07
                                                          ========      ========



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